                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
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                 by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                        INPRISE CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

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                                 [INPRISE LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 25, 2000

                               ------------------

TO OUR STOCKHOLDERS:

WHAT:   Our Annual Meeting of Stockholders for Calendar Year 2000

WHEN:   Tuesday, July 25, 2000 at 2:00 p.m., local time

WHERE:  Inprise Corporation
        100 Enterprise Way
        Scotts Valley, California

WHY:    At this meeting, we plan to:

    (1) Elect two Class II directors to serve on the Board of Directors for a three-year term expiring upon the election of directors at the 2003 Annual Meeting of Stockholders.

    (2) Approve an amendment to Inprise's 1997 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 2,000,000.

    (3) Approve an amendment to Inprise's 1999 Employee Stock Purchase Plan to reserve an additional 500,000 shares of Common Stock thereunder.

    (4) Ratify the selection of PricewaterhouseCoopers LLP as Inprise's independent auditors for the fiscal year ending December 31, 2000.

    (5) Transact any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

    A complete list of stockholders entitled to vote at the meeting will be open for examination by the stockholders, during regular business hours, for a period of ten days prior to the meeting, at the offices of Inprise Corporation, 100 Enterprise Way, Scotts Valley, California 95066. Only stockholders of record at the close of business on June 14, 2000 will receive notice of, and be eligible to vote at, the Annual Meeting. The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

    Your vote is important. Please read the Proxy Statement and the voting instructions on the enclosed proxy and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please sign, date and promptly return the enclosed blue proxy in the enclosed envelope, which requires no additional postage if mailed in the United States. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY ALSO AUTHORIZE THE INDIVIDUALS NAMED ON THE ENCLOSED BLUE PROXY TO VOTE YOUR SHARES BY CALLING A SPECIALLY DESIGNATED TELEPHONE NUMBER (TOLL FREE 1-800-790-4577) OR VIA THE INTERNET AT HTTP://PROXY.GEORGESON.COM. These telephone and Internet voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for stockholders of record who wish to use telephone or Internet voting procedures are set forth on the enclosed blue proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary of Inprise a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting.

                                          By Order of the Board of Directors,
                                          /s/ Keith E. Gottfried KEITH E.
                                          GOTTFRIED
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND CORPORATE SECRETARY

June 20, 2000
Scotts Valley, California

                              INPRISE CORPORATION
                               100 ENTERPRISE WAY
                            SCOTTS VALLEY, CA 95066
                                 (831) 431-1000

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 25, 2000

    The Board of Directors (the "Board") of Inprise Corporation, a Delaware corporation ("Inprise" or the "Company"), seeks your proxy for use in voting at our 2000 Annual Meeting of Stockholders to be held at the Company's headquarters, 100 Enterprise Way, Scotts Valley, California, on Tuesday,
July 25, 2000, at 2:00 p.m., local time, or any postponements or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying blue proxy are first being mailed on or about June 20, 2000, together with Inprise's Annual Report to Stockholders for the fiscal year ended December 31, 1999, to all holders of our common stock, par value $.01 per share ("Common Stock"), entitled to vote at the Annual Meeting.

PURPOSE OF THE MEETING

    At the Annual Meeting, stockholders will act upon the election of two
Class II directors, approval of an amendment to Inprise's 1997 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 2,000,000 shares, approval of an amendment to Inprise's 1999 Employee Stock Purchase Plan to reserve an additional 500,000 shares of Common Stock thereunder and ratification of the selection of PricewaterhouseCoopers LLP as Inprise's independent auditors for the fiscal year ending December 31, 2000.

RECORD DATE AND VOTING SECURITIES

    Only holders of record of Common Stock at the close of business on June 14, 2000 (the "Record Date") will receive notice of, and be entitled to vote at, the Annual Meeting. At the close of business on the Record Date, 61,419,725 shares of Common Stock were outstanding and entitled to vote. The Common Stock is the only class of outstanding voting securities of Inprise.

QUORUM AND VOTING

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date and entitled to vote thereat is necessary to constitute a quorum to transact business. Broker non-votes, if any, will be counted for purposes of determining the presence of a quorum. In deciding all matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock then registered in such holder's name.

    Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of Common Stock voted at the Annual Meeting. Votes may be cast in favor of or withheld with respect to both of the director nominees, or either of them. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

    Approval of the amendments to Inprise's 1997 Stock Option Plan and Inprise's 1999 Employee Stock Purchase Plan, as specified in Proposal Nos. 2 and 3, respectively, requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as votes against these proposals. Broker non-votes, if any, will have no effect on the votes for these proposals.

    Ratification of the selection of PricewaterhouseCoopers LLP as Inprise's independent auditors for fiscal year 2000, as specified in Proposal No. 4, requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote thereon. If this selection is not ratified by stockholders, the Audit Committee may reconsider its recommendation. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on the vote for this proposal.

    On May 7, 1999, C. Robert Coates and Management Insights, Inc., a privately-held company controlled by Mr. Coates (together, the "Coates Group"), entered into a Standstill Agreement (the "Standstill Agreement") with Inprise. In accordance with the terms of the Standstill Agreement, the Board of Directors nominated Mr. Coates to stand for election to the Board at the 1999 Annual Meeting of Stockholders. Mr. Coates was elected to the Inprise Board at the 1999 Annual Meeting of Stockholders in June 1999, and served on the Board until his resignation on February 6, 2000. The Standstill Agreement, which remains in effect until the day following the certification of the results of the votes taken at the Annual Meeting, requires, among other things, that the members of the Coates Group and their respective affiliates and associates publicly support, and vote all shares of Common Stock owned by them in favor of, the election of each of the persons nominated by the Board to stand for election as directors at the Annual Meeting. In early March 2000, Mr. Coates publicly stated that the Coates Group owned 3,005,440 shares of Common Stock, which constitutes approximately 4.9% of Inprise's outstanding shares as of the Record Date. Inprise has no information as to whether the Coates Group may have increased or decreased its ownership of shares of Common Stock since early March 2000.

EXPENSES OF PROXY SOLICITATION

    Inprise is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished to our stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, if asked, Inprise will reimburse such persons for their reasonable expenses in forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telecopy, internet and personal solicitation by directors, officers or other regular employees of Inprise. We have retained Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies for approximately $25,000, plus out-of-pocket expenses.

VOTING PROCEDURES

    Stockholders of record can choose one of the following three ways to vote:

    1. By mail: Sign, date and return the blue proxy in the enclosed pre-paid envelope.

    2. By telephone: Call (TOLL FREE 1-800-790-4577) and follow the instructions.

    3. Via the Internet: Access HTTP://PROXY.GEORGESON.COM and follow the instructions.

    By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the blue proxy to vote your shares in accordance with your instructions. If you want to vote in person at the Annual Meeting and you hold Common Stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

PROXIES

    If the enclosed blue proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified therein. If the proxy does not specify how the shares represented thereby are to be voted, the shares represented by the proxy will be voted FOR the election of the nominees proposed by the Board, FOR the approval of the amendment to Inprise's 1997 Stock Option Plan, FOR the approval of the amendment to Inprise's 1999 Employee Stock Purchase Plan and FOR the ratification of the selection of Pricewaterhouse-Coopers LLP as Inprise's independent auditors for the fiscal year ending December 31, 2000.

    You may revoke your proxy by doing any of the following:

    - File a written notice of revocation with the Corporate Secretary of Inprise, dated later than the proxy, before the vote is taken at the Annual Meeting.

    - Execute a later dated proxy (including a proxy by telephone or via the Internet) before the vote is taken at the Annual Meeting.

    - Vote in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the earlier proxy).

    Any written notice of revocation, or later dated proxy, should be delivered to:

       Inprise Corporation
       100 Enterprise Way
       Scotts Valley, CA 95066
       Attention: Keith E. Gottfried, Corporate Secretary

    If you have any questions or need assistance in voting your shares, please call:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: (800) 223-2064

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

GENERAL

    The Board of Directors of Inprise is currently divided into three classes. The directors in each class serve terms of three years and until each of their respective successors have been elected and have been qualified. The Board currently consists of two Class I directors, two Class II directors and two Class III directors.

    The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the two Class II directors will expire at the Annual Meeting. The other directors will remain in office for the remainder of their respective terms, as indicated below.

    At the Annual Meeting, two Class II directors will be elected to serve for a three-year term. The Board's nominees are Dale Fuller and William K. Hooper, both of whom are currently serving as Class II directors. If either nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the Board of Directors may determine.

    Set forth below is information regarding each nominee for Class II director and for each director whose term will continue after the Annual Meeting.

CLASS II NOMINEES FOR ELECTION

    DALE FULLER. Mr. Fuller has served as Interim President and Chief Executive Officer and as a director of Inprise since April 1999. Prior to joining Inprise, Mr. Fuller was a private investor from 1998 to 1999. From 1996 to 1998, Mr. Fuller served as Chief Executive Officer at WhoWhere? Inc., a leading Internet site. From 1995 to 1996, Mr. Fuller served as General Manager and Vice President of the PowerBooks Division at Apple Computer, Inc., a personal computer manufacturer. Prior to joining Apple Computer, Mr. Fuller served as General Manager and Vice President of the Portables Division at NEC, a personal computer manufacturer, from 1993 to 1995. Age: 41.

    WILLIAM K. HOOPER. Mr. Hooper has served as a director of Inprise since May 1999. Mr. Hooper is the President of the Woodside Hotels and Resorts Group Services Corporation and Monterey Plaza Hotel Corporation. Mr. Hooper also serves on the board of directors of several non-profit organizations. Age: 45.

CLASS III DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL
  MEETING

    DAVID HELLER.  Mr. Heller has served as a director of Inprise since
June 1984. Mr. Heller is a founder and has served as a director and the President since 1982, of Pacific Technology Capital Corporation, a corporate finance advisory firm. Mr. Heller also serves as a director of America West Golf Manufacturing, Inc., a golf club manufacturing company, and Intelliseek, Inc., a privately-held Internet infrastructure company. Age: 55.

    WILLIAM F. MILLER. Dr. Miller has served as a director of Inprise since January 1996. Dr. Miller has been the Herbert Hoover Professor Emeritus, Graduate School of Business, Stanford University since 1997, and President Emeritus of SRI International, a nonprofit organization and one of the world's largest independent research, technology development and consulting organizations since 1990. He has also been the Professor Emeritus of Computer Science, School of Engineering, Stanford University since 1997. In 1990,
Dr. Miller retired after 11 years as President and Chief Executive Officer of SRI International. Until recently he served on the boards of directors of Wells Fargo Bank and Co., Varian Associates, Pacific Gas and Electric Company, First Interstate Bancorp and Fireman's Fund Insurance

Company. Dr. Miller currently serves on the board of Women.com Networks, Inc., a publicly-held company and a leading Internet network dedicated to women, as well as on the boards of the following private companies: Sentius Corporation, X
Peed Inc. and Data Digest Inc. Dr. Miller also serves on the board of a non-profit company, Commerce Net. Age: 74.

CLASS I DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

    ROBERT H. KOHN. Mr. Kohn has served as the Vice Chairman of the Board and as a director of Inprise since May 2000. Mr. Kohn is a co-founder of EMusic.com Inc, a leading provider of downloadable music over the Internet, and has served as Chairman of the Board and Secretary of Emusic since January 1998. From October 1996 to December 1997, Mr. Kohn was Vice President, Business Development and General Counsel of Pretty Good Privacy, Inc., a developer and marketer of Internet encryption and security software. From March 1987 to September 1996, he was Senior Vice President of Corporate Affairs, General Counsel and Corporate Secretary of Inprise, which was then known as Borland International, Inc.
Mr. Kohn also served as Chief Legal Counsel for Ashton-Tate Corporation, a developer and marketer of computer software that was acquired by Inprise in 1991. Age: 42.

    ROBERT DICKERSON. Mr. Dickerson has served as a director of Inprise since June 2000. Mr. Dickerson, who currently is an independent investor, served as Senior Vice President and General Manager for Products for Rational Software, an Internet software tools company, from April 1997 to March 2000. From March 1995 to April 1997, he was Vice President of Marketing and a General Manager for several business units at Pure/Atria Software, a primarily UNIX software company. From January 1988 to March 1995, Mr. Dickerson was Vice President of Product Marketing and later Senior Vice President for Database and Connectivity Products for Inprise Corporation, which was then known as Borland
International, Inc. Age: 43.

DIRECTOR COMPENSATION

    Inprise paid fees to each non-employee director for his services during 1999. Fees paid include an annual retainer of $24,000 ($48,000 for the Chairman of the Board), plus $1,000 for attendance at each meeting of the Board of Directors and for each meeting of a committee of the Board on which they serve. Employee directors receive no additional compensation for their service on the Board or any committee of the Board. All directors are reimbursed for their expenses in connection with such service.

    Each non-employee director receives an option to purchase 30,000 shares of Common Stock as of the date an individual becomes a non-employee director. Each such option vests one year from the date of grant, provided that the non-employee director's service has not terminated prior to such time. In addition, at every annual meeting of stockholders, each non-employee director who was serving as a director prior to the date of such meeting receives an option to purchase 7,500 shares of Common Stock, provided that a non-employee director will not receive this option if he or she is receiving an option to purchase 30,000 shares of Common Stock at such annual meeting. Each such option vests on the day preceding the date of the annual meeting next following the date of grant, provided that the non-employee director's service has not terminated prior to such day. Each non-employee director option is granted under the 1997 Stock Option Plan, has a ten-year term and has an exercise price equal to the fair market value of the underlying stock on the date of grant. In addition to the non-discretionary grant of an option to purchase 30,000 shares of Common Stock described above, Mr. Kohn was granted options to purchase 170,000 shares of Common Stock in connection with joining the Board in May 2000.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board has standing Audit, Organization and Compensation, and Executive Committees. Inprise does not have a standing nominating committee. During 1999, the Board held 23 meetings, the Audit Committee held three meetings, the Organization and Compensation Committee held nine meetings and the Executive Committee held two meetings. During 1999, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period that he served) and (ii) the total number of meetings held by any committee of the Board upon which such director served (during the periods that he served).

    AUDIT COMMITTEE. The Audit Committee currently consists of David Heller (Chairman), William F. Miller and William K. Hooper. The Audit Committee recommends to the Board the accounting firm that will serve as Inprise's independent auditors, meets with the independent auditors, with and without Inprise's management, to review and discuss various matters including Inprise's financial statements, reviews the scope and results of the annual audit of Inprise's consolidated financial statements, and reviews the recommendations of the independent auditors concerning Inprise's financial practices and procedures.

    ORGANIZATION AND COMPENSATION COMMITTEE. The Organization and Compensation Committee currently consists of William F. Miller (Chairman), David Heller and Robert H. Kohn. The Organization and Compensation Committee is responsible for supervising Inprise's compensation policies, administering the employee incentive plans, reviewing officers' salaries, bonuses and other compensation arrangements, approving significant changes in employee benefits, approving loans to or loan guarantees for officers and recommending to the Board such forms of remuneration as it deems appropriate.

    EXECUTIVE COMMITTEE.  The Executive Committee currently consists of William
F. Miller and David Heller. The Executive Committee has the authority to take all actions that the Board has the authority to take, except as specifically limited by applicable law.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                     ELECTION OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO
                            APPROVAL OF AMENDMENT TO
                            THE INPRISE CORPORATION
                             1997 STOCK OPTION PLAN

PLAN OVERVIEW

    The Inprise Corporation 1997 Stock Option Plan (the "Option Plan") provides for the grant of stock options to employees, directors and consultants of Inprise (the "stock options"). Inprise believes that its ability to offer stock options is an important factor in attracting, retaining and motivating employees and other service providers in a competitive marketplace.

    A stock option enables its recipient (an "optionee") to purchase a specified number of shares of Common Stock at a price determined at the time the stock option is granted. If Inprise's stock price increases, the optionee may benefit by exercising the stock option to purchase shares of Common Stock at the fixed price and selling them at the higher market price. Stock options are often said to align the optionees' interests with those of the stockholders because they are intended to motivate optionees to act in ways that increase the value of the Common Stock. In addition, because stock options typically become exercisable in periodic installments over a number of years of continued service, they provide optionees with an incentive to continue to provide services to Inprise.

    The Option Plan enables Inprise to grant stock options on a discretionary basis to employees, directors and consultants of Inprise and also provides for a program of periodic, automatic grants of stock options to the non-employee directors. Stock options granted under the Option Plan may be incentive stock options governed by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. See the section titled "Federal Income Tax Information."

PROPOSED AMENDMENT

    To ensure that Inprise will continue to have a sufficient number of shares available for future stock option grants, on June 8, 2000, the Board adopted an amendment to the Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Option Plan by 2,000,000 shares, from 7,200,000 shares to 9,200,000 shares. Inprise is seeking stockholder approval of this amendment.

    As of May 31, 2000, there were 1,190,544 shares of Common Stock available for future grants under the Option Plan, not including the shares subject to this proposal. The Board believes that this number will not be sufficient to meet Inprise's anticipated needs.

DESCRIPTION OF OPTION PLAN

    The following summary of the material features of the Option Plan does not purport to be complete and is qualified by the specific language of the Option Plan, a copy of which is available to any stockholder of Inprise upon written request to the Corporate Secretary of Inprise at Inprise's principal executive offices.

SHARES AUTHORIZED

    Stockholders of Inprise have previously authorized the issuance of a maximum of 7,200,000 shares of Common Stock under the Option Plan. If this proposal is approved by the stockholders of Inprise, the maximum aggregate number of shares of Common Stock that could be issued under the Option Plan will be increased to 9,200,000 shares, of which 6,009,456 shares have been issued upon the exercise of or remain subject to previously granted options.

    To enable Inprise to deduct in full, for United States federal income tax purposes, the compensation recognized by certain executive officers in connection with stock options granted under the Option Plan, the Option Plan is intended to qualify such compensation as "performance-based compensation" within the meaning of Section 162(m) of the Code. To comply with Section 162(m), the Option Plan limits the number of shares for which stock options may be granted to any employee in any fiscal year. No employee may be granted options for more than 1,000,000 shares in any fiscal year, except that Inprise may make an additional, one-time stock option grant to any newly-hired employee for up to 2,000,000 shares (the "Grant Limits"). Appropriate adjustments will be made to the shares subject to the Option Plan, the Grant Limits, the automatic, non-employee director grants discussed below and to outstanding stock options upon any stock split or other change in the capital structure of Inprise. If any outstanding stock option expires or is terminated or cancelled, or if option shares are repurchased by Inprise, the shares allocable to the unexercised portion of such option will be returned to the Option Plan and will again become available for grant.

PLAN ADMINISTRATION

    The Option Plan is administered by the Organization and Compensation Committee of the Board (the "Committee"). Subject to the Option Plan's provisions, and except for automatic grants to non-employee directors, the Committee determines the persons to whom stock options are granted and all of their terms.

    The Board may delegate to an officer the authority to grant stock options for not more than 250,000 shares in any fiscal year to any eligible person who is not an Inprise officer or director. Any such grant must comply with guidelines established by the Board. The Committee or the Board interpret the Option Plan and their determinations are final and binding. With certain limitations, the Option Plan provides for indemnification of any director, officer or employee of Inprise against all liabilities, judgments and reasonable expenses, including attorneys' fees, incurred in any legal action arising from that person's actions in administering the Option Plan.

ELIGIBILITY

    Stock options may be granted to any current or prospective employees, directors and consultants of Inprise or any parent or subsidiary corporation of Inprise. Stock options granted to prospective employees, directors and consultants may only be granted in connection with written offers of employment or other service relationships. Prospective employees, directors and consultants may not exercise their options before their employment or service starts. While any eligible person may be granted a nonstatutory stock option, only employees of Inprise or any parent or subsidiary corporation of Inprise may be granted incentive stock options.

    As of May 31, 2000, approximately 700 employees (including five executive officers), four non-employee directors and approximately 50 consultants were eligible for grants under the Option Plan. The closing price of the Common Stock on the Nasdaq National Market on June 15, 2000, the most recent practicable date prior to the printing of this Proxy Statement, was $5 5/8.

TERMS OF DISCRETIONARY OPTIONS

    The terms of each stock option are specified in a written agreement between Inprise and the optionee. The per share exercise price of incentive stock options must generally be at least equal to the fair market value of a share of Common Stock on the date of grant. The per share exercise price of nonstatutory stock options must be at least equal to 85% of such fair market value.

    Optionees generally may pay the exercise price of their stock options as follow:

        (1) in cash, by check or cash equivalent;

        (2) by assigning to Inprise the proceeds of a sale or loan with respect to some or all of the shares being purchased;

        (3) if legally permitted, by surrendering to Inprise other shares of Common Stock having a fair market value on the date of surrender not less than the aggregate exercise price of the options being exercised;

        (4) in the case of an employee, by a combination of cash and a promissory note; or

        (5) by any combination of the foregoing.

    The Option Plan authorizes the Committee to permit other lawful forms of payment or to restrict the forms of payment permitted. Optionees must make adequate provision for any federal, state, local or foreign tax withholding required before they may exercise their stock options.

    Stock options become exercisable at such time or times and are subject to such conditions as the Committee may determine. However, the maximum term of an incentive stock option is generally ten years. Unless an optionee's service is terminated for cause, in which case his or her stock options will terminate and cease to be exercisable, his or her options generally will remain exercisable for a period of three months following termination of service. If an optionee dies or becomes disabled, his or her stock option generally will remain exercisable for a period of twelve months following termination of service. In any event, the option must be exercised before its expiration date.

    Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory stock options may be assigned or transferred if permitted by the Committee and set forth in the option agreement evidencing such option.

TERMS OF AUTOMATIC, NON-EMPLOYEE DIRECTOR STOCK OPTIONS

    The Option Plan, in addition to providing for discretionary stock option grants to non-employee directors, provides for the nondiscretionary, automatic grant of stock options to directors who, at the time of grant, are not employees of Inprise. Upon first joining the Board, non-employee directors are granted an option to purchase 30,000 shares of Common Stock (an "Initial Option"). On the date of each subsequent annual meeting of the stockholders, non-employee directors remaining in office are granted options to purchase 7,500 shares of Common Stock (an "Annual Option"). All non-employee directors' stock options have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant.

    Initial Options become exercisable in full on their first anniversary of the date of grant, while Annual Options become exercisable in full on the day preceding the first annual meeting of the stockholders following the date of grant. Non-employee director stock options generally remain exercisable for a period of six months following the director's termination of service. However, if a non-employee director dies or becomes disabled, his or her non-employee director stock options remains exercisable for a period of twelve months following such termination of service. In any event, the options must be exercised before their expiration date. Non-employee director stock options expire ten years after the date of grant.

CHANGE IN CONTROL

    In the event of a merger of Inprise into another corporation or another "change in control" transaction as described in the Option Plan, the surviving corporation or its parent may assume Inprise's rights and obligations under outstanding stock options or substitute substantially equivalent options. The Option Plan authorizes the Committee or the Board to provide in any option agreement for acceleration of exercisability in connection with a change in control as the Committee or the Board may determine. Outstanding stock options not assumed, replaced or exercised before a change in control will generally terminate.

TERMINATION OR AMENDMENT

    The Option Plan will continue until terminated by the Board or all shares available for issuance under the Option Plan have been issued. However, all incentive stock options must be granted within ten years of the date on which the Board adopted the Option Plan. The Board may terminate or amend the Option Plan at any time, except that, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock issuable, change the class of persons eligible to receive incentive stock options, or effect any other change that requires stockholder approval under applicable law. No termination or amendment may adversely affect an outstanding stock option without the consent of the optionee, unless the amendment is required to preserve the stock option's status as an incentive stock option or is necessary to comply with applicable law.

FEDERAL INCOME TAX INFORMATION

    The following summary is intended only as a general guide as to the United States federal income tax consequences of Option Plan participation and does not attempt to describe all possible federal or other tax consequences.

INCENTIVE STOCK OPTIONS

    An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code (unless the optionee is subject to the alternative minimum tax). Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option (the "ISO Shares") within two years after the option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the ISO Shares. If an optionee disposes of the ISO Shares within two years after the option grant date or within one year after the exercise date (a "disqualifying disposition"), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the ISO Shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the ISO Shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by the optionee. Inprise will be entitled to a deduction in connection with the disposition of the ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

NONSTATUTORY STOCK OPTIONS

    An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee of Inprise, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Inprise generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

AMENDED PLAN BENEFITS AND ADDITIONAL INFORMATION

    With the exception of the automatic grant of stock options to non-employee directors, future grants under the Option Plan will be made at the discretion of the Committee and, accordingly, are not yet determinable. In addition, benefits under the Option Plan will depend on a number of factors, including the fair market value of the Common Stock on future dates and the exercise decisions made by the optionees. Consequently, it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the Option Plan.

    For information relating to the grants under the Option Plan to "Named Executive Officers," see "Summary Compensation Table" and "Option Grants in Last Fiscal Year."

    The following table sets forth the non-discretionary grants of stock options that will be received under the Option Plan during the remainder of calendar year 2000 by each of the persons and groups indicated:

                             AMENDED PLAN BENEFITS

                                                                            NO. SHARES UNDERLYING
                                                                              NON-DISCRETIONARY
                                                                                 OPTIONS TO
NAME                                                POSITION                 BE GRANTED IN 2000
----                                  ------------------------------------  ---------------------
Dale Fuller.........................  Interim Chief Executive Officer and
                                        President                                 0

Frederick A. Ball...................  Senior Vice President and Chief
                                        Financial Officer                         0

Hobart McK. Birmingham..............  Former Chief Administrative Officer         0

JoAnne M. Butler....................  Former Vice President, General
                                        Counsel and Corporate Secretary           0

John Walshe.........................  Former Chief Operating Officer              0

John Floisand.......................  Former Senior Vice President of
                                        Worldwide Sales                           0

James Weil..........................  Former President, Inprise Division          0

Delbert W. Yocam....................  Former Chairman of the Board and
                                        Chief Executive Officer                   0

Current Executive Group
  (5 persons).......................                                              0

Non-Executive Director Group
  (5 persons).......................                                           37,500

Non-Executive Officer Employee Group
  (695 persons).....................                                              0

    The number of shares of Common Stock subject to options granted to certain persons under the Option Plan since its inception are as follows:
Messrs. Fuller, Ball, Birmingham, Walshe, Floisand, Weil and Yocam and
Ms. Butler were granted options to purchase 0 shares, 500,000 shares, 140,000 shares, 0 shares, 195,000 shares, 420,000 shares, 1,019,578 and 185,100 shares, respectively; all current executive officers as a group were granted options to purchase an aggregate of 1,500,000 shares; all current directors who are not executive officers as a group were granted options to purchase an aggregate of 245,000 shares; and all employees, including all officers who are not executive officers, as a group were granted options to purchase an aggregate of 4,253,248 shares. Since the inception of the Option Plan, no option has been granted to any associate of any current director who is not an executive officer, of any nominee or of any executive officer, and no person other than those individuals set forth above was granted five percent or more of the total amount of options granted under the Option Plan since its inception.

                                 RECOMMENDATION
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
                OF THE AMENDMENT TO THE 1997 STOCK OPTION PLAN.

                                 PROPOSAL THREE
                            APPROVAL OF AMENDMENT TO
                            THE INPRISE CORPORATION
                       1999 EMPLOYEE STOCK PURCHASE PLAN

PLAN OVERVIEW

    The Inprise Corporation 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan") is intended to provide employees with an opportunity to purchase shares of Common Stock through payroll deductions. The 1999 Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Code. Inprise believes that its ability to provide its employees with an opportunity to purchase stock through the 1999 Purchase Plan is an important factor in attracting, retaining and motivating employees in a competitive marketplace.

PROPOSED AMENDMENT

    To ensure that Inprise will continue to have a sufficient number of shares available to provide employees with a stock purchase opportunity, on June 8, 2000, the Board adopted an amendment to the 1999 Purchase Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the 1999 Purchase Plan by 500,000 shares, from 800,000 shares to 1,300,000 shares. Inprise is seeking stockholder approval of this amendment.

    As of May 31, 2000, there were 546,391 shares of Common Stock available for issuance under the 1999 Purchase Plan, not including the shares subject to this proposal. The Board believes that this number will not be sufficient to meet Inprise's anticipated needs.

DESCRIPTION OF 1999 PURCHASE PLAN

    The following summary of the material features of the 1999 Purchase Plan does not purport to be complete and is qualified by the specific language of the 1999 Purchase Plan, a copy of which is available to any stockholder of Inprise upon written request to the Corporate Secretary of Inprise at Inprise's principal executive offices.

GENERAL

    Each participant in the 1999 Purchase Plan is granted at the beginning of each offering under the 1999 Purchase Plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the 1999 Purchase Plan prior to such date.

SHARES AUTHORIZED

    Stockholders of Inprise have previously authorized the issuance of 800,000 shares of Common Stock under the 1999 Purchase Plan. If this proposal is approved by the stockholders of Inprise, the maximum aggregate number of shares of Common Stock that could be issued under the 1999 Purchase Plan will be increased to 1,300,000 shares, of which approximately 253,609 shares have already been issued. Appropriate adjustments will be made to the shares issuable under the 1999 Purchase Plan and to outstanding Purchase Rights in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Inprise, or in the event of any merger, sale of assets or other reorganization of Inprise. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the 1999 Purchase Plan.

PLAN ADMINISTRATION

    The 1999 Purchase Plan is administered by the Organization and Compensation Committee of the Board (the "Committee"). Subject to the 1999 Purchase Plan's provisions, the Committee determines the terms and conditions of Purchase Rights granted under the 1999 Purchase Plan. The Committee or the Board interpret the 1999 Purchase Plan and Purchase Rights granted thereunder, and their determinations are final and binding. With certain limitations, the 1999 Purchase Plan provides for indemnification of any director, officer or employee against all liabilities, judgments and reasonable expenses, including attorneys' fees, incurred in any legal action arising from that person's actions in administering the 1999 Purchase Plan.

ELIGIBILITY

    Any employee of Inprise or of any present or future parent or subsidiary corporation of Inprise designated by the Committee for inclusion in the 1999 Purchase Plan is eligible to participate in an Offering under the 1999 Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or who, as a result of participation in the 1999 Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of Inprise or of any parent or subsidiary corporation of Inprise is eligible to participate in the 1999 Purchase Plan. As of May 31, 2000, approximately 700 employees, including four executive officers, were eligible to participate in the 1999 Purchase Plan.

OFFERINGS

    The 1999 Purchase Plan is implemented through two series of Offerings, the terms of which are referred to herein as "Offering Periods." A twelve-month "Annual Offering Period" will generally begin on or about December 1 of each year, and a six-month "Half-Year Offering Period" will generally begin on or about June 1 of each year. An employee may not participate simultaneously in more than one Offering. Generally, each Annual Offering Period is comprised of two six-month "Purchase Periods" ending on or about the last day of May and November of each year, while each Half-Year Offering Period is comprised of a single Purchase Period. However, the Committee may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period or Purchase Period.

PARTICIPATION AND PURCHASE OF SHARES

    Participation in an Offering under the 1999 Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the "Offering Date"). Payroll deductions may not exceed 15% (or such other rate as the Board determines) of an employee's compensation on any pay day during the Offering Period. An employee who becomes a participant in the 1999 Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the 1999 Purchase Plan, becomes ineligible to participate, or terminates employment.

    Subject to any uniform limitations or notice requirements imposed by Inprise, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the 1999 Purchase Plan at any time during an Offering. Upon withdrawal, Inprise will refund, without interest, the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering. If the fair market value of a share of Common Stock on the Offering Date of the current Annual Offering Period in which employees are participating is greater than such fair market value on the Offering Date of a concurrent Half-Year Offering Period, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Annual Offering Period after the first six-month Purchase Period and enrolled in the new Half-Year Offering Period.

    Subject to certain limitations, each participant in an Offering is granted a Purchase Right for a number of whole shares determined by dividing
(i) $2,083.33 multiplied by the number of months in the Offering Period by
(ii) the fair market value of a share of Common Stock on the Offering Date. However, the maximum number of shares a participant may purchase in any Offering Period is equal to 208.33 multiplied by the number of months in the Offering Period. As a further limitation, no participant may purchase shares of Common Stock under the 1999 Purchase Plan or any other employee stock purchase plan of Inprise (or any parent or subsidiary of Inprise) having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of Common Stock on the first day of the Offering Period in which the shares are purchased). Purchase Rights are nontransferable and may only be exercised by the participant.

    On the last day of each Purchase Period (a "Purchase Date"), Inprise issues to each participant in the Offering the number of shares of Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the 1999 Purchase Plan is established by the Committee but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the Nasdaq National Market. The closing price of the Common Stock on the Nasdaq National Market on June 15, 2000, the most recent practicable date prior to the printing of this Proxy Statement, was $5 5/8. Any payroll deductions under the 1999 Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period or Offering Period, as the case may be.

CHANGE IN CONTROL

    In the event of a merger of Inprise into another corporation or another "change in control" transaction as described in the 1999 Purchase Plan, the surviving corporation or its parent may assume Inprise's rights and obligations under the 1999 Purchase Plan. However, if such corporation does not assume the outstanding Purchase Rights, the next scheduled purchase date will be accelerated to a date before the change in control specified by the Board. Any Purchase Rights not assumed or exercised prior to the change in control will generally terminate.

TERMINATION OR AMENDMENT

    The 1999 Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the 1999 Purchase Plan have been issued. The Board may at any time amend or terminate the 1999 Purchase Plan, except that the approval of stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the 1999 Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the 1999 Purchase Plan.

FEDERAL INCOME TAX INFORMATION

    The following summary is intended only as a general guide as to the United States federal income tax consequences of 1999 Purchase Plan participation and does not attempt to describe all possible federal or other tax consequences.

    Generally, there are no tax consequences to an employee of either becoming a participant in the 1999 Purchase Plan or purchasing shares under the 1999 Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date (a "disqualifying disposition"), the participant will recognize ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date, the participant will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the excess of the fair market value of the shares on the Offering Date over the purchase price determined as if the Purchase Right were exercised on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.

    If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under Section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, would be treated as a capital gain or loss, as the case may be.

    If the participant disposes of the shares in a disqualifying disposition, Inprise should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code. In all other cases, no deduction is allowed to Inprise.

NEW PLAN BENEFITS

    Benefits obtained by employees under the 1999 Purchase Plan will depend on their individual elections to participate and the fair market value of Common Stock at various future dates. Accordingly, it is not possible to determine the benefits that will be received by executive officers and other employees under the 1999 Purchase Plan.

                                 RECOMMENDATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO
                     THE 1999 EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL FOUR
   RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
                                    AUDITORS

    Subject to stockholder ratification, the Board, acting upon the recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as Inprise's independent auditors to audit the consolidated financial statements of Inprise for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP has audited Inprise's consolidated financial statements since the fiscal period ended March 31, 1987. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from the stockholders and will be given an opportunity to make a statement if he or she desires to do so.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                     "FOR" RATIFICATION OF THE SELECTION OF
         PRICEWATERHOUSECOOPERS LLP AS INPRISE'S INDEPENDENT AUDITORS.

                               EXECUTIVE OFFICERS

    Officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of Inprise:

NAME                                                  POSITION                            AGE
----                          --------------------------------------------------------  --------
Dale Fuller(1)..............  Interim President, Chief Executive Officer and Director      41

Frederick A. Ball...........  Senior Vice President and Chief Financial Officer            38

Douglas Barre...............  Senior Vice President and Chief Operating Officer            55

Keith E. Gottfried..........  Senior Vice President, General Counsel and Corporate
                                Secretary                                                  33

Edward Shelton..............  Senior Vice President of Business Development                34

------------------------

(1) Mr. Fuller's biographical information is provided above as a Director.

    FREDERICK A. BALL. Mr. Ball joined Inprise in September 1999 as Vice President and Chief Financial Officer. Prior to joining Inprise, Mr. Ball served as the Vice President of Mergers and Acquisitions for KLA-Tencor Corporation, the world's leading supplier of process control and yield management solutions for the semiconductor industry since June 1999. Prior to his position in the M&A department at KLA-Tencor, Mr. Ball was the Vice President of Finance for KLA-Tencor following the merger with Tencor Instruments in 1997. Mr. Ball joined Tencor Instruments as corporate controller in March 1995 and was promoted to Corporate Vice President and appointed Corporate Secretary in January of 1996.

    DOUGLAS BARRE. Mr. Barre joined Inprise in May 2000 as Senior Vice President and Chief Operating Officer. Prior to joining Inprise, Mr. Barre was Vice President of Enterprise Software at Compuware Corporation, a computer software company, since April 1997, and from October 1995 to April 1997, Mr. Barre served as Vice President and General Manager of Compuware's European operations. From April 1994 to October 1995, Mr. Barre was Vice President of Business Transformation and Chief Information Officer of BCE Mobile, a provider of cellular, paging, PCS, satellite and other wireless services.

    KEITH E. GOTTFRIED. Mr. Gottfried joined Inprise in June 2000 as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining Inprise, Mr. Gottfried was a corporate attorney with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York since February 1994.

    EDWARD SHELTON. Mr. Shelton joined Inprise in May 2000 as Senior Vice President of Business Development. Prior to joining Inprise, Mr. Shelton was Chief Executive Officer and co-founder of drspock.com, Inc., a parenting web site, since August, 1999. Prior to drspock.com, he was Chief Executive Officer of Neta 4, Ltd., an e-commerce technology company, since February, 1999.
Mr. Shelton has also held executive management positions at WhoWhere? Inc., a leading Internet site which was sold to Lycos in 1998 (from December 1996 to November 1998), CMP Media, a high-tech media company (from March 1996 to December 1996), and IT Solutions, Inc., a systems integrator (from January 1990 to March 1996).

                         EXECUTIVE OFFICER COMPENSATION

    The following table shows information about the compensation received by our Chief Executive Officer and the four other most highly compensated executive officers of Inprise who were serving in such capacities on December 31, 1999, which is the last day of Inprise's most recently completed fiscal year. The table also includes Delbert W. Yocam, who served as our Chief Executive Officer until

March 31, 1999, and John Floisand and James Weil, who served as executive officers until October 29, 1999 and August 19, 1999, respectively. As used herein, the term "Named Executive Officers" means all persons identified in the Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                      ANNUAL COMPENSATION                      AWARDS
                                                    ------------------------                ------------
                                                                                 OTHER       SECURITIES
                                                                                 ANNUAL      UNDERLYING    ALL OTHER
                                                          SALARY     BONUS    COMPENSATION    OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR    ($)       ($)         ($)           (#)          ($)(1)
---------------------------                         ----  -------  ---------  ------------  ------------  ------------
Dale Fuller(1)....................................  1999        1         --         849(2)  1,000,000            --
  Interim Chief Executive                           1998       --         --          --            --            --
  Officer and President                             1997*      --         --          --            --            --
                                                    1996**      --        --          --            --            --

Frederick A. Ball(3)..............................  1999   80,769     67,000          --       500,000           108(4)
  Senior Vice President and Chief                   1998       --         --          --            --            --
  Financial Officer                                 1997*      --         --          --            --            --
                                                    1996**      --        --          --            --            --

Hobart McK. Birmingham(5).........................  1999  231,963    250,000      18,000(6)         --         6,266(7,8)
  Former Chief Administrative Officer               1998  219,653     53,672      18,250(9)    140,000(10)      3,575(11)
                                                    1997* 146,154     57,000      15,506(9)    140,000         1,425(11)
                                                    1996**  21,923        --          --       175,000            --

JoAnne M. Butler(12)..............................  1999  172,788    102,000          --       176,500         3,250(13,14)
  Former Vice President,                            1998  118,442     14,850          --        19,000(10)      3,510(15,16)
  General Counsel and Secretary                     1997*  81,250     20,000          --         7,000         1,449(17,18)
                                                    1996**  70,000    10,000         960(19)         --          184(20)

John Walshe(21)...................................  1999  100,000         --          --            --            --
  Former Chief Operating Officer                    1998       --         --          --            --            --
                                                    1997*      --         --          --            --            --
                                                    1996**      --        --          --            --            --

John Floisand(12).................................  1999  253,126    200,000       6,092(22)         --      295,557(23,24,25)
  Former Senior Vice President                      1998  274,711     79,372       7,199(22)    420,000(10)      4,368(11)
  of Worldwide Sales                                1997* 181,506    275,000(26)      5,261(22)    420,000      1,250(11)
                                                    1996**      --        --          --            --            --

James Weil(12)....................................  1999  178,977    185,120          --       420,000     2,075,804(27,28,29,30)
  Former President,                                 1998  100,000    520,570          --            --         5,518(31,32)
  Inprise Division                                  1997* 326,755    121,800          --            --         3,099(33,34)
                                                    1996** 114,840   121,800         366(35)         --          768(36)

Delbert W. Yocam(12)..............................  1999  419,692    105,000       1,191(37)         --        5,250(38,39)
  Former Chairman of the Board and                  1998  399,538    247,600      14,759(40)  1,100,000(10)      4,311(11)
  Chief Executive Officer                           1997* 276,923    240,000      55,333(41)    580,000        2,077(11)
                                                    1996** 110,769 3,864,184(42)  3,849,908(43)  1,100,000         --

------------------------------

   * Represents the nine-month period ended December 31, 1997.

  ** Represents the fiscal year ended March 31, 1997.

 (1) Mr. Fuller's employment began April 9, 1999. The amounts shown were paid to him between April 9, 1999 and December 31, 1999.

 (2) Consists of medical care premiums.

 (3) Mr. Ball's employment began September 28, 1999. The amounts shown were paid to him between September 28, 1999 and December 31, 1999.

 (4) Consists of group term life insurance premiums paid by Inprise.

 (5) Mr. Birmingham resigned as an executive officer on March 17, 2000. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

 (6) Consists of a housing allowance.

 (7) Includes group term life insurance premiums paid by Inprise in the amount of $2,832.

 (8) Includes employer matching contributions to the 401(k) Plan in the amount of $3,434.

 (9) Consists of a housing allowance and relocation expenses.

 (10) Includes options amended on August 17, 1998 to reduce the exercise price to $6.50, the market closing price on such date.

 (11) Consists of employer matching contributions to the 401(k) Plan.

 (12) Individual is a former executive officer of Inprise. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." Ms. Butler left Inprise on May 31, 2000. Mr. Floisand left Inprise on October 29, 1999. The amounts shown for 1999 were paid to him between January 1, 1999 and October 29, 1999. Mr. Weil left Inprise on August 19, 1999. The amounts shown for 1999 were paid to him between January 1, 1999 and August 19, 1999. Mr. Yocam left Inprise on March 31, 1999.

 (13) Includes group term life insurance premiums paid by Inprise in the amount of $697.

 (14) Includes employer matching contributions to the 401(k) Plan in the amount of $2,553.

 (15) Includes group term life insurance premiums paid by Inprise in the amount of $384.

 (16) Includes employer matching contributions to the 401(k) Plan in the amount of $3,126.

 (17) Includes group term life insurance premiums paid by Inprise in the amount of $230.

 (18) Includes employer matching contributions to the 401(k) Plan in the amount of $1,219.

 (19) Consists of insurance premiums paid by Inprise.

 (20) Consists of group term life insurance premiums paid by Inprise.

 (21) Mr. Walshe's employment began on October 28, 1999. The amounts shown for 1999 were paid to 54th Street Partners, LLC between October 28, 1999 and December 31, 1999. Mr. Walshe's consulting relationship with Inprise expired on March 31, 2000.

 (22) Consists of a car allowance.

 (23) Includes group term life insurance premiums paid by Inprise in the amount of $2,316.

 (24) Includes employer matching contributions to the 401(k) Plan in the amount of $3,241.

 (25) Includes a severance payment of $290,000.

 (26) Includes a one time signing bonus of $200,000.

 (27) Includes group term life insurance premiums paid by Inprise in the amount of $1,004.

 (28) Includes employer matching contributions to the 401(k) Plan in the amount of $4,800.

 (29) Includes a severance payment of $362,500.

 (30) Includes the payment to Mr. Weil of $1,707,500 in consideration for forfeiture of stock options for the former InterBase subsidiary. See "Certain Relationships and Related Transactions."

 (31) Includes group term life insurance premiums paid by Inprise in the amount of $864.

 (32) Includes employer matching contributions to the 401(k) Plan in the amount of $4,654.

 (33) Includes group term life insurance premiums paid by Inprise in the amount of $1,224.

 (34) Includes employer matching contributions to the 401(k) Plan in the amount of $1,875.

 (35) Consists of insurance premiums paid by Inprise.

 (36) Consists of group term life insurance premiums paid by Inprise.

 (37) Consists of insurance premiums paid by Inprise.

 (38) Includes group term life insurance premiums paid by Inprise in the amount of $2,832.

 (39) Includes employer matching contributions to the 401(k) Plan in the amount of $2,418.

 (40) Consists of a car allowance.

 (41) Consists of relocation expenses.

 (42) Includes a $3,744,184 one time sign-on bonus.

 (43) Includes a $3,827,364 payment for the purchase of a residence.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows individual grants made during the fiscal year ended December 31, 1999 to the Named Executive Officers, and hypothetical gains for the options at the end of their respective ten (10) year terms. In accordance with applicable requirements of the Securities and Exchange Commission, we have assumed annualized growth rates of the market price of our common stock over the exercise price of the option of five percent (5%) and ten percent (10%), running from the date the option was granted to the end of the option term. Actual gains, if any, on option exercises depend on the future performance of Inprise's common stock and overall market conditions and do not represent an estimate of future stock price growth.

                            INDIVIDUAL GRANTS(1)
                            --------------------     PERCENTAGE                               POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF            OF TOTAL                                   ASSUMED ANNUAL RATES OF
                                 SECURITIES           OPTIONS        EXERCISE                   STOCK PRICE APPRECIATION
                                 UNDERLYING          GRANTED TO         OR                           FOR OPTION TERM
                                  OPTIONS           EMPLOYEES IN    BASE PRICE   EXPIRATION   -----------------------------
NAME                             GRANTED(2)        FISCAL YEAR(3)   PER SHARE     DATE(4)          5%              10%
----                        --------------------   --------------   ----------   ----------   -------------   -------------
Dale Fuller...............      1,000,000(5)            21.6          $3.6250    04/09/09      $2,279,743      $5,777,316

Frederick A. Ball.........        500,000(6)            10.8          $4.0313    09/23/09      $1,267,631      $3,212,427

JoAnne M. Butler(7).......        176,500                3.8          $4.1250    04/27/09      $  457,875      $1,160,344

James Weil(7).............        420,000(8)             9.1          $6.2500    01/27/09               0               0

------------------------

(1) We did not grant any stock appreciation rights during the year ended December 31, 1999.

(2) Our option plans are administered by the Board. The Board determines the eligibility of employees, directors and consultants and the number of shares to be granted, and the terms of such grants. All options granted during the year ended December 31, 1999 have an exercise price equal to the fair market value on the date of grant. Options generally vest 25% one year from the date of grant and ratably over the remaining three years on a monthly basis. Certain options have been granted that vest daily or monthly over a specified vesting period from the date of grant. Options expire at the earlier of either three months after termination of employment or ten years after the date of grant.

(3) We granted options to purchase an aggregate of 4,623,082 shares to all employees and consultants for the year ended December 31, 1999.

(4) Options may terminate before their expiration date upon the termination of optionee's status as an employee or consultant or upon the optionee's death or disability.

(5) Pursuant to Mr. Fuller's Employment Agreement dated April 9, 1999,
    Mr. Fuller was granted an option to purchase 1,000,000 shares of common stock. The option vested ratably on a monthly basis over the six-month term of the Agreement, and became fully exercisable in October 1999. The option remains exercisable for twenty-four (24) months following a termination of Mr. Fuller's employment.

(6) Upon a change in control of Inprise, the vesting of all options will be accelerated and shall be exercisable in full.

(7) Individual is a former executive officer of Inprise. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." Ms. Butler left Inprise on May 31, 2000 and Mr. Weil left Inprise on August 19, 1999.

(8) Mr. Weil exercised 183,750 of his options and the remaining 236,250 options were cancelled on November 19, 1999 as a result of Mr. Weil's departure from Inprise.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR- END OPTION/SAR VALUES

    The following table shows all stock options exercised by the Named Executive Officers for the fiscal year ended December 31, 1999. The "Value Realized" column reflects the difference between the market value of the underlying securities and the exercise price of the options on the actual exercise date. The "Value of Unexercised In-The-Money Options" column reflects the difference between the market value at the end of the fiscal year and the exercise price of in-the-money options.

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/
                                   SHARES                        OPTIONS AT YEAR END            SARS AT FY END(1)
                                  ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                             ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   -----------   -----------   -------------   -----------   -------------
Dale Fuller....................    200,000     $2,015,000      800,000             --      $5,950,000             --

Frederick A. Ball..............         --             --       31,250        468,750      $  219,725     $3,295,875

Hobart McK. Birmingham(2)......     99,055     $1,089,110      123,130         92,815      $  576,920     $  430,204

JoAnne M. Butler(3)............     15,000     $  181,653       24,408        155,921      $  189,900     $1,060,728

John Walshe(4).................         --             --           --             --              --             --

John Floisand(3)...............    268,601     $1,763,094           --             --              --             --

James Weil(3)..................    183,750     $  226,841           --             --              --             --

Delbert W. Yocam(3)............    180,000     $   30,562           --             --              --             --

------------------------

(1) Market value of underlying securities at exercise date or fiscal year end is based on the closing price of common stock on December 31, 1999 on the Nasdaq National Market of $11.0625, minus the exercise price.

(2) Mr. Birmingham resigned as an executive officer on March 17, 2000.

(3) Individual is a former executive officer of Inprise.

(4) Mr. Walshe's consulting relationship with Inprise expired on March 31, 2000.

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT CONTRACTS

DALE FULLER

    Inprise is a party to an employment agreement with Dale Fuller, dated
April 9, 1999, pursuant to which Mr. Fuller serves as Interim President and Chief Executive Officer of Inprise. The employment agreement was for a six-month term which expired on October 9, 1999. For his services during the term, Mr. Fuller was paid the sum of one dollar and was entitled to benefits generally provided to other Inprise executives. Pursuant to the employment agreement, Mr. Fuller was also granted an option to purchase 1,000,000 shares of Inprise common stock at an exercise price of $3.625 per share under the Inprise Corporation Dale Fuller Individual Stock Option Plan. The option vested ratably on a monthly basis over the six-month term of the agreement and became fully vested in October 1999. The option is exercisable for a period of twenty-four months following a termination of Mr. Fuller's employment.

    The employment agreement also provides for Mr. Fuller to be paid a "gross-up" payment if any benefit or payment to be received by Mr. Fuller under the employment agreement is subject to the excise tax imposed under
Section 4999 of the Code. The gross-up payment will offset fully the effect of any excise tax imposed on any "excess parachute payment" Mr. Fuller may receive. In general, Section 4999 of the Code imposes an excise tax on the recipient of any excess parachute payment equal to 20% of such payment. However, the Code provides a "safe harbor" from the excise tax if an employee does not receive parachute payments with a value in excess of 2.99 times the employee's base amount. An employee's base amount is the average taxable compensation received by the employee from his employer over the five taxable years (or the entire period of employment, if less) preceding the year in which a change in control occurs. A parachute payment is any payment or benefit which is contingent on a change in control.

    The term of Mr. Fuller's employment agreement expired on October 9, 1999. Subsequent to such expiration date, Inprise and Mr. Fuller entered into an agreement which extended the term of Mr. Fuller's employment agreement and provided for certain payments to him upon the engagement by Inprise of a successor Chief Executive Officer or in the event of a change in control of Inprise. Thereafter, at Mr. Fuller's request, such extension agreement was terminated, and is no longer of any force or effect. Mr. Fuller has not received, and will not receive, any payments thereunder.

    During the period from October 9, 1999, the date upon which the term of Mr. Fuller's employment agreement expired, through December 31, 1999,
Mr. Fuller served as Interim President and Chief Executive Officer without receiving additional compensation. In June 2000, the Company and Mr. Fuller agreed that Mr. Fuller will receive the sum of $600,000 for his services as Interim President and Chief Executive Officer for the period from January 1, 2000 through June 30, 2000.

FREDERICK A. BALL

    Inprise is a party to an employment agreement with Frederick A. Ball, dated September 16, 1999, as modified by a letter agreement dated May 30, 2000.
Mr. Ball serves as the Senior Vice President and Chief Financial Officer of Inprise and, effective as of May 22, 2000, Mr. Ball's base salary was increased from $300,000 to $350,000 per year. Under Mr. Ball's employment agreement, as modified, commencing with Inprise's current fiscal year, Mr. Ball is eligible to receive an annual bonus of up to seventy percent of his base salary. Pursuant to the employment agreement, in 1999 Mr. Ball was granted an option to purchase 500,000 shares of Inprise common stock at an exercise price of $4.0313 per share under Inprise's 1997 Stock Option Plan. The agreement provides that all of the options granted to Mr. Ball under the agreement, to the extent not already vested and exercisable, shall become vested and exercisable upon a change in control. The employment agreement also entitles Mr. Ball to a severance payment in an amount equal to twelve months of his base salary if his employment is terminated by Inprise without cause or upon a constructive termination of his employment.

JOANNE M. BUTLER

    Inprise is a party to an employment agreement with JoAnne M. Butler, dated July 29, 1999, pursuant to which Ms. Butler served as Vice President and General Counsel of Inprise at a salary of $190,000 per year until her resignation from the Company on May 31, 2000. The employment agreement provides that Ms. Butler is eligible for an annual bonus based on an annual target bonus of $76,000. Pursuant to the employment agreement, during 1999 Ms. Butler was granted an option to purchase 176,500 shares of Inprise common stock at an exercise price of $4.125 per share under Inprise's 1997 Stock Option Plan. The agreement provides that all of the options granted to Ms. Butler under the agreement, to the extent not already vested and exercisable, shall become vested and exercisable upon a change in control. The employment agreement also entitles
Ms. Butler to a severance payment in an amount equal to twelve months of her base salary if her employment is terminated by Inprise without cause or upon a constructive termination of her employment.

JOHN WALSHE

    Inprise is a party to a consulting agreement with 54th Street
Partners, LLC, pursuant to which Mr. Walshe provided his services to Inprise. Mr. Walshe is a partner in 54th Street Partners. The consulting agreement also provides for 54th Street Partners to provide the services of five other individuals in respect of sales, customer service, professional services, human resources and technical support. In return for providing Mr. Walshe's services, 54th Street Partners was entitled to a monthly fee of $50,000. 54th Street Partners is entitled to receive an aggregate monthly fee of $119,000 for services rendered by the individuals who currently provide services under the consulting agreement. 54th Street Partners was also entitled to a performance bonus that was dependent on the price of Inprise common stock. A performance bonus in the amount of $500,000 was paid in January 2000. The consulting agreement provides customary indemnity provisions for both 54th Street Partners and the individuals placed with Inprise. Mr. Walshe's service under the consulting agreement expired on March 31, 2000.

TERMINATION OF EMPLOYMENT

HOBART MCK. BIRMINGHAM

    Inprise is a party to a resignation agreement with Hobart McK. Birmingham, which was effective as of March 17, 2000. Pursuant to this agreement, Mr. Birmingham resigned as an executive officer of Inprise, and his employment will terminate on June 30, 2000.

    During the period from March 17, 2000 until June 30, 2000, Mr. Birmingham will be paid the sum of $50,000 and will continue to be provided with fringe benefits and the use of an office. After March 17, 2000, Mr. Birmingham will have no specific duties or responsibilities at Inprise, except as mutually agreed to with Inprise. If Mr. Birmingham provides any services to Inprise after March 17, 2000, other than services related to the sale of Inprise's corporate headquarters or to the transition of his duties and responsibilities to other Inprise employees, he will be paid $1,000 per day plus reimbursement for reasonable out-of-pocket expenses.

    In lieu of any severance pay or benefits that he would otherwise be entitled to, on March 17, 2000, Mr. Birmingham received a lump sum payment in the amount of $332,000. Mr. Birmingham will continue to be bound by the provisions of any proprietary rights or confidentiality agreements with Inprise and has executed a general release of claims in favor of Inprise and has received a similar release from Inprise.

DELBERT W. YOCAM

    Delbert W. Yocam, our former Chief Executive Officer, resigned from his employment with Inprise on March 31, 1999, and resigned as Chairman of the Board on April 12, 1999. Pursuant to the provisions of his employment agreement, Mr. Yocam is entitled to receive, among other things, continued salary payments, plus bonus payments up to 50% of his annual salary through December 31, 2000.

JOHN FLOISAND

    John Floisand is the former Senior Vice President of Worldwide Sales.
Mr. Floisand's employment with Inprise terminated on October 29, 1999, and as a result Mr. Floisand received a severance payment equal to twelve months of his base salary.

JAMES WEIL

    James Weil is the former President of the Inprise Division and the former President of the former InterBase Software subsidiary. Mr. Weil resigned from his employment with Inprise on August 19, 1999, and as a result Mr. Weil received a severance payment equal to fifteen months of his base salary. In addition, Inprise agreed to accelerate the vesting of certain stock options granted to Mr. Weil. As a result of the option acceleration, all stock options granted to him by Inprise that would have vested by November 19, 2000 became vested as of May 19, 1999.

CHANGE IN CONTROL ARRANGEMENTS

    Dale Fuller, JoAnne M. Butler (who resigned from the Company on May 31,
2000), Frederick A. Ball and Hobart McK. Birmingham are each a party to a change in control agreement with Inprise. Mr. Fuller and Ms. Butler entered into their respective change in control agreements when they became executive officers.
Mr. Ball entered into his change in control agreement on May 31, 2000.
Mr. Birmingham entered into his change in control agreement shortly after the Inprise Board approved the form of the agreement in April 1998.
Mr. Birmingham's agreement was subsequently amended in certain respects by his resignation agreement. Mr. Fuller's, Mr. Ball's and Ms. Butler's agreements provide severance benefits in the event Mr. Fuller, Mr. Ball or Ms. Butler, as the case may be, are "involuntarily terminated" within one year following a change in control of Inprise. An involuntary termination of employment includes a termination of an executive officer's employment by Inprise without cause or a constructive termination of an executive officer's employment.

    Upon a qualifying involuntary termination of employment after a change in control, each change in control agreement, other than Mr. Birmingham's agreement, provides that the executive officer will be entitled to receive severance pay from Inprise in a lump sum amount equal to the executive officer's annual base salary in effect at the time of the termination. In addition, other than in respect of Mr. Birmingham, Inprise must continue an executive officer's existing health insurance coverage, or reimburse an executive officer for COBRA premiums paid by the executive officer if health coverage continuation is not permitted by law. The health coverage benefit will continue until the earlier of
(i) the expiration of twelve months from the date of the termination of the executive officer's employment or (ii) the date on which the executive officer commences new employment. The change in control agreements provide that, during the two-year period following a qualifying involuntary termination of employment, Inprise shall retain a terminated executive officer as a consultant to provide services to Inprise at Inprise's request for up to eight hours per week. For actually providing services, an executive officer will be entitled to a payment of $1,000 per day and reasonable out-of-pocket expenses.

    Each change in control agreement further provides that if any payment or benefit to be received by an executive officer pursuant to the agreement or otherwise would result in an "excess parachute payment," such payment or benefit shall be reduced if the executive officer's after tax position is improved by the reduction. Each change in control agreement also provides that unvested stock options to purchase shares of Inprise stock held by an executive officer will vest and become exercisable upon a change in control of Inprise.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The following is the Report of the Organization and Compensation Committee of the Board (the "Committee"), describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the calendar period ended December 31, 1999. The Organization and Compensation Committee currently consist of William F. Miller (Chairman), David Heller and Robert H. Kohn. Mr. Kohn joined the Committee in May 2000. Accordingly, Mr. Kohn has not been involved in setting the Company's compensation policies for the calendar period ended December 31, 1999 and is not a signatory to the following Report. The information contained in this Report shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

    The Company's executive compensation program is administered by the Committee. The role of the Committee, which is comprised entirely of outside, non-employee directors, is to review and approve salaries, bonuses and stock option grants to the directors, executive officers and employees of the Company. The goal of the Committee is to align compensation packages with the long-term interests of the Company's stockholders. In structuring compensation programs, the Committee has been particularly mindful of the financial performance of the Company in recent years, the extremely competitive environment for attracting senior level management in the technology sector, and the continuous and extraordinary efforts which have been made by competitors of the Company to lure away management and other key personnel. The Committee believes it is critical to the long-term prospects of the Company to establish compensation programs which will allow the Company to attract management possessing the type of experience necessary for the Company to realize upon its strategic objectives and to retain such management.

    During 1999, the Committee's approach emphasized recruiting executive officers and key employees for the Company.

COMPENSATION PHILOSOPHY

    The Committee believes that the compensation of the executive officers and other key employees of the Company should result in the creation of long-term stockholder value and be based on the Company's and the individual's performance. Consistent with this philosophy, the Company's compensation programs include a combination of salary, bonus and stock options aimed at the retention, reward and motivation of individuals within the Company.

BASE SALARY

    The base salary of the Company's executive officers is individually negotiated at the time each officer joined the Company, or assumed his or her position. The Committee reviews each executive officer's base salary annually, and when doing so, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Committee believes that the current executive salaries are comparable to the salaries in effect at companies that compete with the Company for executive talent.

BONUS

    The Company's bonus plans provide for bonuses to be awarded to executive officers and key employees based on the achievement of specific goals set by the Company, and the level of contribution made by these individuals. In calculating bonus awards certain Company performance objectives are considered, including operating, strategic and financial goals necessary for the achievement of the Company's short and long-term objectives.

OPTIONS

    The purpose of the Company's stock option plans is to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee makes periodic grants of stock options to eligible employees, generally upon commencement of employment or following a significant change in job responsibilities. Stock options usually vest over four years and expire ten years from the date of grant. The exercise price of options is normally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, retention, the competitive climate for recruiting personnel and the total number of stock options to be awarded.

CEO COMPENSATION

    The annual base salary of Mr. Fuller, the Interim President and Chief Executive Officer, was determined according to an employment agreement entered into on April 9, 1999. The employment agreement was for a six-month term which expired on October 9, 1999. For his services during the term, Mr. Fuller received a base salary of $1.00 and the benefits generally provided to other Inprise executives. In addition, Mr. Fuller was granted an option to purchase 1,000,000 shares of Common Stock at an exercise price of $3.625 per share under the Inprise Corporation Dale Fuller Individual Stock Option Plan. The option, which is now fully vested, vested ratably on a monthly basis over the term of the employment agreement. In determining Mr. Fuller's compensation, the Committee sought to align Mr. Fuller's compensation to the long-term performance of the Company.

    From October 9, 1999, the date upon which the term of Mr. Fuller's employment agreement expired, through December 31, 1999, Mr. Fuller served as Interim President and Chief Executive Officer of Inprise without receiving additional compensation. In June 2000, the Company and Mr. Fuller agreed that Mr. Fuller will receive a sum of $600,000 for his services as Interim President and Chief Executive Officer for the period from January 1, 2000 through June 30, 2000.

    Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Given the attention to the overall challenges faced by the Company in recruiting and retaining key management, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as "performance-based compensation" other than any options that may be granted under the Option Plan. The Committee intends to continue to evaluate the effects of the statute and any Treasury regulations and to comply with Section 162(m) of the Code in the future to the extent consistent with the best interests of the Company.

                                          Organization and Compensation
                                          Committee:
                                                William F. Miller (Chairman)
                                                David Heller

               ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    Except as provided below, none of our executive officers, directors or Organization and Compensation Committee members currently serve, or have in the past served, on the compensation committee of any other company whose directors and executive officers have served on Inprise's Organization and Compensation Committee. From March 1987 to September 1996, Robert H. Kohn served as Senior Vice President of Corporate Affairs, General Counsel and Corporate Secretary of Inprise.

                            STOCK PERFORMANCE GRAPH

    The stock price performance graph below compares the cumulative total stockholder return on our Common Stock with the Center for Research in Security Prices (CRSP) Total Return Index for Nasdaq Stock Market U.S. Companies and the CRSP Total Return Index for Nasdaq Computer and Data Processing Services Stocks for the period commencing on March 31, 1994 and ending December 31, 1999. The graph assumes that $100.00 was invested in the Common Stock and in each index on March 31, 1994. The total return for the Common Stock and the indices used assumes the reinvestment of dividends, even though dividends have not been declared on the Common Stock.

    The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be deemed incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Inprise specifically incorporates it by reference into such filing.

    The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Common Stock.

                COMPARISON OF 69 MONTH CUMULATIVE TOTAL RETURN*
        AMONG INPRISE CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         INPRISE       NASDAQ STOCK        NASDAQ COMPUTER &
       CORPORATION  MARKET (U.S.) INDEX  DATA PROCESSING INDEX
3/94       $100.00              $100.00                $100.00
3/95        $61.95              $111.20                $134.79
3/96       $127.43              $151.01                $190.90
3/97        $50.44              $167.86                $208.90
12/97       $51.77              $217.47                $276.47
12/98       $38.94              $306.65                $493.34
12/99       $78.32              $568.42              $1,087.26

          *$100 INVESTED ON 3/31/94 IN STOCK OR INDICES--
           INCLUDING REINVESTMENT OF DIVIDENDS.

                                               BASE
                                              PERIOD                        CUMULATIVE TOTAL RETURN
                                             --------   ---------------------------------------------------------------
COMPANY/INDEX NAME                           3/31/94    3/31/95    3/31/96    3/31/97    12/31/97   12/31/98   12/31/99
------------------                           --------   --------   --------   --------   --------   --------   --------
INPRISE CORPORATION........................   100.00      61.95     127.43      50.44      51.77      38.94      78.32
NASDAQ STOCK MARKET (U.S.) INDEX...........   100.00     111.20     151.01     167.86     217.47     306.65     568.42
NASDAQ COMPUTER & DATA PROCESSING INDEX....   100.00     134.79     190.90     208.90     276.47     493.34    1087.26

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires Inprise's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish Inprise with copies of all Section 16(a) forms they file. To the best of Inprise's knowledge, the reports for all officers, directors and holders of more than 10% of the Common Stock were timely filed during the year ended December 31, 1999.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table shows, as of May 31, 2000, how many shares of Common Stock are owned by (1) each person who, to the best knowledge of Inprise, are beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock, the only class of Inprise's voting security, (ii) each current director and each nominee, (iii) each of the Named Executive Officers and
(iv) all current directors and executive officers of Inprise as a group. Except as indicated in the footnotes to this table, the percentage of ownership has been calculated based on the number of outstanding shares of Inprise common stock as of May 31, 2000. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                          SHARES BENEFICIALLY
                                                                OWNED(1)
                                                       --------------------------
                                                           NUMBER        PERCENT
                                                       ---------------   --------
Name and Address of Beneficial Owner
5% Stockholders:
  Merrill Lynch & Co., Inc. .........................  4,621,300(2)        7.5%
    World Financial Center
    North Tower
    250 Vesey Street
    New York, NY 10281

Named Executive Officers and Directors:
  Dale Fuller .......................................    800,000(3)        1.3%
  David Heller ......................................    212,500(4)          *
  William K. Hooper .................................     37,500(5)          *
  William F. Miller .................................    120,000(6)          *
  Robert H. Kohn ....................................        682             *
  Robert Dickerson ..................................        298             *
  Frederick A. Ball .................................     93,751(7)          *
  Hobart McK. Birmingham ............................    167,372(8)(9)       *
  JoAnne M. Butler ..................................     50,351(10)         *
  John Walshe(9) ....................................         --             *
  John Floisand(9) ..................................         --             *
  James Weil(9) .....................................         --             *
  Delbert W. Yocam(9) ...............................         --             *
All current directors and executive officers as a
  group (10 persons) ................................  1,482,156           2.4%

------------------------

  *  Less than one percent.

 (1) Number of shares beneficially owned and the percentage of shares beneficially owned are based on shares outstanding as of May 31, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting and investment power with respect to such shares. All shares of Common Stock subject to options currently exercisable or exercisable within 60 days after May 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Based on a Report on Schedule 13G dated February 7, 2000, which was filed with the SEC by Merrill Lynch & Co., Inc. ("Merrill Lynch") on behalf of Merrill Lynch Asset Management Group. Merrill Lynch reported shared voting power and shared dispositive power with respect to all shares of Common Stock beneficially owned. Number of shares which may be deemed beneficially owned includes shares held by various funds related to or managed by Merrill Lynch & Co., Inc.

 (3) Represents options exercisable within 60 days of May 31, 2000 to acquire 800,000 shares.

 (4) Represents options exercisable within 60 days of May 31, 2000 to acquire 212,500 shares.

 (5) Represents options exercisable within 60 days of May 31, 2000 to acquire 37,500 shares.

 (6) Represents options exercisable within 60 days of May 31, 2000 to acquire 120,000 shares.

 (7) Represents options exercisable within 60 days of May 31, 2000 to acquire 93,751 shares.

 (8) Includes options exercisable within 60 days of May 31, 2000 to acquire 166,235 shares.

 (9) Individual is a former executive officer of Inprise.

 (10) Includes options exercisable within 60 days of May 31, 2000 to acquire 48,209 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On December 17, 1999, Inprise made a minority equity investment in TurboLinux, Inc., a company that focuses on Linux software and services. Dale Fuller, Inprise's Interim President and Chief Executive Officer, also invested personal funds in TurboLinux, Inc.

    On March 31, 1999, James Weil, formerly the President of the Inprise division and formerly the President of the former InterBase Software subsidiary, agreed to forfeit options to acquire 2,500,000 shares of InterBase common stock exercisable at $0.075 per share. In consideration for the forfeiture of such options, Mr. Weil was paid $0.683 for each outstanding option ($1,707,500 in the aggregate).

    In connection with hiring Douglas Barre to serve as Inprise's Senior Vice President and Chief Operating Officer, the Company has agreed to extend a loan to him in the amount of $1,000,000 for the purpose of purchasing a residence. The loan will be secured by the purchased residence and will bear interest at a fixed rate of 7% per annum. The loan will be forgiven over a five year period, provided that Mr. Barre remains employed by Inprise over this five-year period.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by Inprise at its principal executive offices no later than February 20, 2001 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2001 proxy statement and proxy.

    In order for proposals of stockholders submitted outside of Rule 14a-8 to be considered "timely" for purposes of Rule 14a-4(c) under the Exchange Act and Inprise's By-laws, such proposal must be received by the Corporate Secretary of Inprise not less than thirty (30) days prior to the 2001 annual meeting; provided, however, that in the event that less than forty (40) days' notice or prior public disclosure of the date of such annual meeting is given or made to stockholders, such proposal in order to be timely must be received not later than the close of business on the tenth
(10th) day following the day on which such notice of the date of such annual meeting was mailed or such public disclosure was made, whichever first occurs. Under Inprise's By-laws, a stockholder's notice of such a proposal shall set forth in writing as to each matter the stockholder proposes to bring before the annual meeting:

    - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

    - the name and address, as they appear on Inprise's books, of the stockholder proposing such business;

    - the class and number of shares of Inprise which are beneficially owned by the stockholder; and

    - any material interest of the stockholder in such business.

                                 OTHER MATTERS

    The Board knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters come before the stockholders at this Annual Meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.

                                 ANNUAL REPORT

    A copy of Inprise's Annual Report for the fiscal year ended December 31, 1999 is being mailed to Inprise's stockholders concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and shall not be deemed solicitation material.

                                          By Order of the Board of Directors,
                                          /s/ Keith E. Gottfried Keith E.
                                          Gottfried
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND CORPORATE SECRETARY

June 20, 2000
Scotts Valley, California

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
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                              INPRISE CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JULY 25, 2000

P The undersigned hereby appoints Dale Fuller, Frederick A. Ball and Keith E. Gottfried, and each of them, the proxy or proxies of the undersigned, with
R full power of substitution, to vote all shares of common stock of Inprise Corporation which the undersigned would be entitled to vote if personally
O present at the Annual Meeting of Stockholders of Inprise Corporation to be held on Tuesday, July 25, 2000, at 2:00 p.m., local time, and at any
X postponements or adjournments thereof, with all powers that the undersigned would have if personally present thereat.
Y

               IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE


                                                          / SEE REVERSE SIDE /

INSTRUCTIONS FOR VOTING YOUR PROXY

Inprise Corporation is now offering stockholders of record three alternative ways of voting their proxies:

- BY TELEPHONE (using a touch-tone telephone)
- THROUGH THE INTERNET (using a browser)
- BY MAIL (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

/TELEPHONE VOTING/ Available only until 5:00 p.m., Eastern time on July 24, 2000

- On a touch-tone telephone, call TOLL FREE 1-800-790-4577 24 hours a day, 7 days a week

- You will be asked to enter ONLY the CONTROL NUMBER shown below

- Have your proxy card ready, then follow the prerecorded instructions

- Your vote will be confirmed and cast as you directed

/INTERNET VOTING/ Available only until 5:00 p.m., Eastern time on July 24, 2000

- Visit the Internet voting Website at http://proxy.georgeson.com

- Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen

- You will incur only your usual Internet charges

/VOTING BY MAIL/

- Simply sign and date your proxy card and return it in the enclosed postage-paid envelope

- IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD



        /COMPANY NUMBER/                               /CONTROL NUMBER/


                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
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/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND
4. THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

/  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.  /

1. Election of Directors

   Dale Fuller and William K. Hooper

  (INSTRUCTION: To withhold authority to vote for any individual nominee, check the "FOR" box and write the nominee's name in the space provided below.)

  FOR all nominees listed                             WITHHOLD
  (except as indicated to                         AUTHORITY to vote
       the contrary)                           for all nominees listed
            / /                                          / /


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2. Approval of Amendment to the Inprise Corporation 1997 Stock
   Option Plan.

            For                 Against                 Abstain
            / /                   / /                     / /

3. Approval of Amendment to the Inprise Corporation 1999
   Employee Stock Purchase Plan.

            For                 Against                 Abstain
            / /                   / /                     / /

4. Ratification of the selection of PricewaterhouseCoopers LLP as Inprise's independent auditors for the 2000 fiscal year.

            For                 Against                 Abstain
            / /                   / /                     / /



The undersigned hereby acknowledges receipt of Inprise's Annual Report for the fiscal year ended December 31, 1999 and the accom-panying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

Date:                            , 2000
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Signature(s) of Stockholders

IMPORTANT: Please sign as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indi-cate the capacity in which you are signing.